Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made as of June 27, 2012 (the "Effective Date"), by and between Accelr8 Technology Corporation, a Colorado corporation (the "Company"), and Thomas V. Geimer (the "Consultant"). The Company and the Consultant are each a "party" and are together "parties" to this Agreement.

RECITALS

WHEREAS, Abeja Ventures, LLC, a Delaware limited liability company (the "Purchaser"), has made a significant equity investment in the Company pursuant to that certain Securities Purchase Agreement dated April 20, 2012, by and among the Purchaser and the Company (the "Purchase Agreement");

WHEREAS, the Consultant wishes to render certain services to the Company in connection with the integration of the Company, its customers and its employees with the Purchaser (the "Services") in accordance with the terms and conditions contained in this Agreement;

WHEREAS, the Company wishes to engage the Consultant to render the Services in accordance with the terms and conditions contained in this Agreement; and

WHEREAS, the Purchase Agreement requires that this Agreement be executed and delivered by the Consultant as a condition to the consummation of the transactions contemplated by the Purchase Agreement.

AGREEMENT

NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

1.             Definitions.  Capitalized terms in this Agreement shall have the meanings ascribed to them below:

"Agreement" means this instrument and all Exhibits attached hereto and made a part hereof.

"Company" is defined in the Preamble.

"Confidential Information" means any and all:

(a) trade secrets concerning the business and affairs of the Company or any of its affiliates, including each past, current and planned manufacturing, production or distribution method or process, customer or supplier list, customer requirements list, price list, market study, business plan, computer program (including object code and source code), software or database technology, system, structure, architecture, product specification, data know-how, process, design, photograph, specification, sample, invention, idea, and any other information, however documented, of the Company or any of its affiliates that is a Trade Secret;

(b) information, regardless of whether a Trade Secret, concerning the business and affairs of the Company or any of its affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, customer lists and terms of arrangements with customers and suppliers), however documented; and

(c) notes, analyses, compilations, studies, summaries and other material prepared by or for the Company or any of its affiliates containing or based, in whole or in part, on any information included in clauses (a) or (b) above.

"Consultant" is defined in the Preamble.

"Effective Date" is defined in the Preamble.

"Intellectual Property" is defined in Section 7.2.

"Purchase Agreement" is defined in the Recitals.

"Purchaser" is defined in the Recitals.

"Services" is defined in the Recitals and shall include any and all obligations, duties and responsibilities necessary to the successful completion of any project assigned to or undertaken by the Consultant under this Agreement; provided, however, that such Services shall not be inconsistent with the services provided by the Consultant to the Company prior to the closing of the transactions contemplated by the Purchase Agreement.

"Taxes" is defined in Section 5.3.

"Term" is defined in Section 2.

"Trade Secrets" means information, including the whole or any portion or phrase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique, or improvement, or any business information or plans, financial information, or listing of names, addresses, or telephone numbers, that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

2.             Term. This Agreement shall take effect on the Effective Date and shall terminate on December 31, 2013 (the "Term"). The Term may be extended for a period of time to be mutually agreed upon by the parties.

3.             Consultant's Undertakings.

3.1 Skill Level. The Consultant will provide the Services contemplated by this Agreement using efficient and effective levels of skill, it being understood that the Services will be provided at times as mutually agreed by the parties.

3.2 Scope of the Services. During the Term, and subject to the time limitations identified in Section 3.1, the Consultant will perform the Services and any activities related to the Services.

3.3 Location of the Services. During the Term, the Consultant shall perform the Services at the Company's or the Purchaser's place of business or at locations of customers of the Company, in person or via telephone or other communications method as mutually agreed by the parties.

4.             Termination.

4.1 Termination. This Agreement and the Services described under Section 3 will terminate:

(a) at the end of the Term;

(b) upon the death of the Consultant; or

(c) upon the Disability (as defined in Section 4.2) of the Consultant immediately upon notice from either party to the other.

4.2 Definition of Disability. For purposes hereof, the term "Disability" shall mean any physical or mental disability or incapacity that renders the Consultant incapable of performing the Services via the Consultant for a period of one (1) month or for shorter periods aggregating to two (2) months during the Tenn.

5.             Compensation and Expenses.

5.1 Compensation. For and in consideration of the performance of the Services by the Consultant and subject to the terms and conditions of this Agreement:

(a) From the date of this Agreement until December 31, 2012, the Company shall pay the Consultant a monthly consulting fee payable on the first day of each month beginning on July 1, 2012 equal to $24,000 (a portion of which is intended to serve as a gross up for additional taxes owed as a result of converting from an employee to a consultant);

(b) For the period from January 1,2013 to December 31, 2013, a monthly consulting fee payable on the first day of each month beginning on December 1, 2013 equal to $8,000;

(c) If during the period from the date of this Agreement until December 31, 2012, Consultant should die or be deemed Disabled, the full amount of compensation that would have been paid to Consultant under this Agreement during such period shall be due and payable within 15 days;

(d) If the Company shall terminate this Agreement prior to December 31, 2013 for any reason whatsoever, such Termination shall have no impact on the Company's obligation to pay Consultant the full amounts due to Consultant until December 31, 2013 under this Section 5;

(e) All payments due under this Agreement shall be paid to Consultant by means of ACH transfer to Consultant's bank account, attached hereto as Exhibit A.

5.2 Expenses. The Company shall reimburse Consultant for all reasonable direct out-of-pocket expenses (on a fully accountable basis) incurred by Consultant in connection with the services rendered hereunder; provided, however, that any expenses in excess of $1,000 shall require advance written (e-mail acceptable) approval by the Company.

5.3 Tax Responsibility. Each party shall be responsible for the payment of its own taxes, licenses and fees ("Taxes") in connection with this Agreement. Neither party shall be responsible or liable for the other party's Taxes assessed in connection with this Agreement.

5.4 No Benefits. The Consultant agrees that it shall not be entitled to participate in or receive benefits under any Company programs maintained for Company employees, including, without limitation, life, medical and disability benefits, pension, profit sharing or other retirement plans or other fringe benefits. Additionally, all compensation earned in connection with the subject matter of this Agreement, including provision for employment taxes such as, but not limited to, income and SECA will be the responsibility of the Consultant.

6.             Relationship of the Parties. The relationship of the Consultant to the Company at all times during the term of this Agreement shall be that of an independent contractor. At no time during the Term will the Consultant be considered an employee of the Company, but rather at all times will remain an independent contractor. Accordingly, the Consultant has the sole right to manage, control and direct the method, manner and means by which the Services are executed as long as the manner of execution is consistent with the terms and conditions in this Agreement.

7.             Ownership of Property.

7.1 Title to Tangible Property. All tangible materials (whether original or duplicates) including, without limitation, file or data base materials in whatever form, books, manuals, sales literature, correspondence, documents, contracts, orders, messages, memoranda, notes, agreements, invoices, receipts, lists, software listings or printouts shall be the sole property of the Company. At any time upon request of the Company, and in any event promptly upon expiration or termination of this Agreement, the Consultant shall deliver all such materials to the Company.

7.2 Title to Certain Intangible Property. The Consultant shall immediately disclose and assign to the Company all rights, title and interest in any patents, copyrights and trade secrets or other proprietary rights arising from or relating to the performance of the Services or processes or products of the Company that the Consultant conceives or acquires during the performance of the Services hereunder for the Company or that the Consultant may conceive or acquire, during the six month period following the termination of this Agreement that is based upon knowledge acquired during the performance of the Services for the Company (the "Intellectual Property'). The Consultant shall execute all documents and instruments and perform all acts necessary to evidence the Company's ownership of the Intellectual Property.

8.             Confidential Information.

8.1 Protection. The following provisions shall apply to Confidential Information:

(a) Any Confidential Information received by the Consultant may be used only for the purposes intended by this Agreement;

(b) During and following the Term, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement;

(c) During and following the Term, the Consultant will not use for its own account or for the benefit of any third party any Confidential Information, without the prior written consent of the Company, except in the performance of the Services hereunder for or on behalf of the Company;

(d) During and following the Term, the Consultant agrees to take all actions necessary to protect the Confidential Information against any unauthorized disclosure, publication or use;

(e) Confidential Information may not be copied or reproduced without the Company's prior written consent; and

(f) All Confidential Information made available to the Consultant, including copies, shall be returned to the Company or destroyed upon the latest to occur of (I) fulfillment of the Consultant's need for access, (ii) completion of the Services or (iii) termination or expiration of this Agreement.

8.2 Disclosure. As part of the performance under this Agreement, the Consultant will promptly notify the Company of the happening of any of the following events:

(a) Any unauthorized disclosure or use of the Confidential Information;

(b) Any request by a third party to examine, inspect or copy any of the Confidential Information; and

(c) Any attempt to serve, or the actual service of, a court or administrative order, subpoena or summons that requires the production of any Confidential Information. The Consultant will surrender the Confidential Information to any third party only with the Company's consent or the final order of a court having jurisdiction over the matter.

9.             Injunctive Relief and Additional Remedy. The Consultant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Section 8) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Company will not be obligated to post bond or other security in seeking such relief.

10.             Covenants of Section 8 are Essential and Independent Covenants. The covenants made by the Consultant in Section 8 are essential elements of this Agreement and, without the Consultant's agreement to comply with such covenants, the Company would not have entered into this Agreement or the Purchase Agreement or engaged or continued the engagement of the Consultant. The Company and the Consultant have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. If the Consultant's engagement hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Consultant in Section 8.

11.             Representations and Warranties by the Consultant. The Consultant represents and warrants to the Company that the execution and delivery by the Consultant of this Agreement do not, and the performance by the Consultant of the Consultant's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Consultant; or (b) conflict with, result in the breach of any provisions of or the Termination of, or constitute a default under, any agreement to which the Consultant is a party or by which the Consultant is or may be bound. The Consultant has carefully considered the nature and extent of the restrictions upon the Consultant and the rights and remedies conferred upon the Company under this Agreement and hereby acknowledges and agrees that the same are reasonable in time arid territory, are designed to eliminate unfair business practices that otherwise would be unfair to the Company, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment imposed upon the Consultant. The Consultant acknowledges and agrees that the restrictions of Section 8 will not unreasonably interfere with his ability to find alternative employment or to earn a living.

12.             LIMITATION OF LIABILITY.

(A) IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE CONSULTANT FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING OUT OF CONTRACT, NEGLIGENCE, STRICT LIABILITY AND TORT OR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE LOSS, DAMAGES OR EXPENSES (INCLUDING LOST PROFITS OR SAVINGS), AS A RESULT OF THIS AGREEMENT OR THE SERVICES, WITH THE EXCEPTION OF COMPENSATION AND EXPENSES THE COMPANY HAS AGREED TO PAY HEREUNDER AND DAMAGES DUE TO NEGLIGENCE OR INTENTIONAL WRONGDOING OF THE COMPANY.

(B) WITH REGARD TO THE SERVICES TO BE PERFORMED BY THE CONSULTANT PURSUANT TO THE TERMS OF THIS AGREEMENT, THE CONSULTANT SHALL NOT BE LIABLE TO THE COMPANY, OR TO ANYONE WHO MAY CLAIM ANY RIGHT DUE TO ANY RELATIONSHIP WITH THE COMPANY, FOR ANY ACTS OR OMISSIONS IN THE PERFORMANCE OF SERVICES ON THE PART OF THE CONSULTANT, EXCEPT WHEN SAID ACTS OR OMISSIONS OF THE CONSULTANT ARE DUE TO WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. THE COMPANY SHALL HOLD THE CONSULTANT FREE AND HARMLESS FROM ANY OBLIGATIONS, COSTS, CLAIMS, JUDGMENTS, ATTORNEYS' FEES, AND ATTACHMENTS ARISING FROM OR GROWING OUT OF THE SERVICES RENDERED TO THE COMPANY PURSUANT TO THE TERMS OF THIS AGREEMENT OR IN ANY WAY CONNECTED WITH THE RENDERING OF SERVICES, EXCEPT WHEN THE SAME SHALL ARISE DUE TO THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE CONSULTANT AND THE CONSULTANT IS ADJUDGED TO BE GUILTY OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY A COURT OF COMPETENT JURISDICTION.

13.             Notice. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if personally delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

If to the Company:

Accelr8 Technology Corporation

7000 North Broadway, Building 3-307

Denver, Colorado 80221

Attn: Chief Executive Officer

Facsimile: (303) 863-1218

If to the Consultant:

Thomas V. Geimer

400 S. Steele Street #19

Denver, Colorado 80209

14.             Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

15.             Amendment and Waiver. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of a party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of, or estoppel against asserting, the right to require performance in the future. A waiver or estoppel in anyone instance shall not constitute a waiver or estoppel with respect to a later breach.

16.             Severability. If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over this subject matter, that contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as reformed to the extent necessary to render valid the particular provision or provisions held to be invalid, consistent with the original intent of that provision and the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect as reformed.

17.             Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado without regard to the principles thereof relating to conflict of laws. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17.

18.             Construction. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

19.             Counterpart Execution. This Agreement may be executed and delivered (including by facsimile, pdf or similar electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

20.             Successors and Assigns. The Consultant may not assign any of its rights, interests or obligations under this Agreement without the prior written consent of the Company. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. The Company may assign any or all of its rights, interests and obligations hereunder (a) to one or more of its affiliates, (b) for collateral security purposes to any lender providing financing to the Company or its affiliates and any such lender may exercise all of the rights and remedies of the Company hereunder, and ©) to any subsequent purchaser of the Company or any material portion of its respective assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

21.             Drafting Party. This Agreement expresses the mutual intent of the parties to this Agreement. Accordingly, regardless of the party preparing any document, the rule of construction against the drafting party shall have no application to this Agreement.

22.             Legal Fees. If any legal action is brought by either of the parties hereto, it is expressly agreed that the party in whose favor final judgment shall be entered shall be entitled to recover from the other party reasonable attorney's fees in addition to any other relief which may be awarded, including attorneys fees on appeal.

23.             No Partnership or Joint Venture. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or other entity or combination among the parties and each party shall remain solely responsible for the actions of its own employees and representatives.

24.             Publicity. No party shall publicize the existence of this Agreement or involvement in the undertakings and transactions contemplated in this Agreement without the prior written approval of the other parties, unless required by law.

25.             Survival of Covenants. The covenants, representations and agreements of Sections 5.4, 7, 8, 12, 13, 14, 15, 16, 17, 18, 19, 21, 22, 23, 24, and 25 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement regardless of reason.

*****

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:
ACCELR8 TECHNOLOGY CORPORATION

By: /s/ Lawrence Mehren
Chief Executive Officer

CONSULTANT:

THOMAS V. GEIMER

Thomas V. Geimer

[Signature Page to Geimer Consulting Agreement]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:
ACCELR8 TECHNOLOGY CORPORATION

By:
Chief Executive Officer

CONSULTANT:

THOMAS V. GEIMER

/s/ Thomas V. Geimer
Thomas V. Geimer

[Signature Page to Geimer Consulting Agreement]

EXHIBIT A

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